Triton Emission Solutions Inc. Announces Resignation of a Director

SAN JUAN, PUERTO RICO - (Marketwired - April 21, 2015) - Triton Emission Solutions Inc. (OTCQB: DSOX) (the “Company”) announced today that Jeff Buczek resigned as a Director of the Company effective April 15, 2015. Mr. Buczek’s resignation was not due to, and was not caused by, in whole or in part, any disagreement with the Company, whether related to the Company’s operations, policies, practices or otherwise.

For further details please refer to the Company’s Current Report on Form 8-K.

About Triton Emission Solutions Inc.:

Triton Emission Solutions Inc. develops and markets environmental and pollution emission control solutions to a worldwide market.

Triton Emission Solutions Inc.’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems are cost-effective technologies designed to remove sulfur from fuel in an effort to meet the sulfur emissions regulations that came into effect on January 1, 2015. These technologies are currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

On behalf of the Board of Directors, Anders Aasen, Chief Executive Officer.

SOURCE Triton Emission Solutions Inc.

For further information about Triton Emission Solutions Inc. please visit the Company's website at www.tritoninc.com or contact us at 561-440-DSOX.